Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 8/13/2018	Rule 424 (b) (3)
(To Prospectus Dated December 12, 2017)	File No. 333-178919

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

8/13/2018 through 8/19/2018	Under $15,000	1.50%	1.51%
	$15,000 through $50,000	1.70%	1.71%
	$50,000 and above	1.85%	1.87%